Exhibit 99.1
For Immediate Release

Investar Holding Corporation Announces 2020 Third Quarter Results

BATON ROUGE, LA (October 22, 2020) – Investar Holding Corporation (NASDAQ: ISTR) (the “Company”), the holding company for Investar Bank, National Association (the “Bank”), today announced financial results for the quarter ended September 30, 2020. The Company reported net income of $4.5 million, or $0.41 per diluted common share, for the third quarter of 2020, compared to $4.3 million, or $0.39 per diluted common share, for the quarter ended June 30, 2020, and $4.7 million, or $0.46 per diluted common share, for the quarter ended September 30, 2019.
On a non-GAAP basis, core earnings per diluted common share for the third quarter of 2020 were $0.35 compared to $0.32 for the quarter ended June 30, 2020 and $0.48 for the quarter ended September 30, 2019. Core earnings exclude certain non-operating items including, but not limited to, gain on sale of investment securities, net, acquisition expense and severance (refer to the Reconciliation of Non-GAAP Financial Measures table for a reconciliation of GAAP to non-GAAP metrics).
Investar Holding Corporation President and Chief Executive Officer John D’Angelo said:
“I am very pleased with our results for the third quarter of 2020, which are a testament to both the overall strength of our organization and our customers that we serve. Since the pandemic began, we have been internally focused on our operations and financial condition. During the first nine months of the year, we have made significant changes to our deposit mix, margin, cost of funds and loan loss reserve. We have worked to develop and strengthen areas that were once weaknesses when compared to our peers. At the same time, we continue to control our expense structure and maintain a strong credit culture. Our customer relationship model of banking and multi-state strategy continue to build franchise value. We believe our geographic revenue diversification will continue to benefit the Bank in future years.
I am amazed at the resiliency of our employees, customers and earnings capacity during the pandemic as we continue to build a strong balance sheet. Our capital levels remain strong and uniquely position Investar for the future. We continue to exhibit our faith in our strategy by repurchasing over 600,000 shares of Investar stock since January of 2020. Our goal will remain to control the things that will create shareholder value as we come to the end of 2020.”
Third Quarter Highlights
•Total revenues, or interest and noninterest income, for the quarter ended September 30, 2020 totaled $26.8 million, a decrease of $0.9 million, or 3.4%, compared to the quarter ended June 30, 2020, and an increase of $2.3 million, or 9.5%, compared to the quarter ended September 30, 2019.
•Total loans increased $15.7 million, or 0.9%, to $1.83 billion at September 30, 2020, compared to $1.81 billion at June 30, 2020, and increased $243.3 million, or 15.3%, compared to $1.59 billion at September 30, 2019. Excluding loans acquired from Bank of York on November 1, 2019 and PlainsCapital Bank on February 21, 2020 with a total balance of $75.9 million at September 30, 2020, total loans increased $167.5 million, or 10.6%, compared to September 30, 2019. Beginning in the second quarter of 2020, the Bank participated as a lender in the Small Business Administration’s (“SBA”) and U.S. Department of Treasury’s Paycheck Protection Program (“PPP”) as established by the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The PPP loans are generally 100% guaranteed by the SBA. At September 30, 2020, the balance of PPP loans was $110.3 million compared to $109.5 million at June 30, 2020.
•In response to the COVID-19 pandemic, in the first quarter of 2020, the Bank instituted a 90-day loan deferral program for affected customers and continues to offer assistance to those experiencing financial hardships as a result of the pandemic. At September 30, 2020, the Company had $56.5 million, or 3.1% of the total loan portfolio, on the deferral program. As of October 20, 2020, the balance of loans remaining on the 90-day deferral plan was approximately $30.7 million, or 1.7% of the total loan portfolio.
•The allowance for loan losses to total loans increased to 1.04% at September 30, 2020, compared to 0.92% at June 30, 2020 and 0.65% at September 30, 2019, representing a 60% increase in the allowance for loan losses to total loans compared to September 30, 2019.
•Time deposits as a percentage of total deposits decreased to 32.2% compared to 35.5% at June 30, 2020 and 43.1% at September 30, 2019.

•The Bank recorded $2.5 million in provision for loan losses for the quarters ended September 30, 2020 and June 30, 2020 compared to $0.5 million for the quarter September 30, 2019. The increases in the provision for loan losses in both the second and third quarters of 2020 compared to the quarter ended September 30, 2019 are primarily a result of the deterioration of market conditions which have been adversely affected by the COVID-19 pandemic the related uncertainty regarding the pandemic’s future.
•Cost of deposits decreased 23 basis points to 0.97% for the quarter ended September 30, 2020 compared to 1.20% for the quarter ended June 30, 2020, and decreased 64 basis points compared to 1.61% for the quarter ended September 30, 2019. Our overall cost of funds decreased 20 and 57 basis points to 1.16% compared to 1.36% and 1.73% for the quarters ended June 30, 2020 and September 30, 2019, respectively.
•Net interest margin remained stable at 3.46% for the quarters ended September 30, 2020 and June 30, 2020.
•Tangible book value per common share increased to $19.27 at September 30, 2020, or 2.4% (9.6% annualized), compared to $18.82 at June 30, 2020. Tangible book value per common share increased 3.8% compared to $18.56 at September 30, 2019.
•The Company and Bank remain well capitalized with all capital ratios above the regulatory requirements. The total risk-based capital ratio for the Company and Bank was 14.62% and 13.50%, respectively, at September 30, 2020, compared to 14.61% and 13.25%, respectively, at June 30, 2020.
•The Company repurchased 211,132 shares of its common stock through its stock repurchase program at an average price of $13.92 per share during the quarter ended September 30, 2020, leaving 285,729 shares authorized for repurchase under the current stock repurchase plan after the Company’s board of directors approved, on August 26, 2020, an additional 300,000 shares for repurchase. The Company has repurchased 640,605 shares of its common stock at an average price of $16.80 during the nine months ended September 30, 2020.

Loans
Total loans were $1.83 billion at September 30, 2020, an increase of $15.7 million, or 0.9%, compared to June 30, 2020, and an increase of $243.3 million, or 15.3%, compared to September 30, 2019. Excluding loans acquired from Bank of York on November 1, 2019 and PlainsCapital Bank on February 21, 2020 with a total balance of $75.9 million at September 30, 2020, total loans increased $167.5 million, or 10.6%, compared to September 30, 2019.
The following table sets forth the composition of the total loan portfolio as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Loans
	9/30/2020	6/30/2020	9/30/2019	$	%	$	%	9/30/2020	9/30/2019
Mortgage loans on real estate
Construction and development	$206,751	$199,419	$176,674	$7,332	3.7%	$30,077	17.0%	11.3%	11.1%
1-4 Family	339,364	326,102	310,298	13,262	4.1	29,066	9.4	18.6	19.6
Multifamily	57,734	60,617	58,243	(2,883)	(4.8)	(509)	(0.9)	3.2	3.7
Farmland	26,005	28,845	24,629	(2,840)	(9.8)	1,376	5.6	1.4	1.6
Commercial real estate
Owner-occupied	379,490	371,783	339,240	7,707	2.1	40,250	11.9	20.7	21.4
Nonowner-occupied	404,748	411,776	353,910	(7,028)	(1.7)	50,838	14.4	22.1	22.3
Commercial and industrial	392,955	390,085	293,152	2,870	0.7	99,803	34.0	21.5	18.4
Consumer	22,633	25,344	30,196	(2,711)	(10.7)	(7,563)	(25.0)	1.2	1.9
Total loans	$1,829,680	$1,813,971	$1,586,342	$15,709	0.9%	$243,338	15.3%	100%	100%
In response to the COVID-19 pandemic, in the first quarter of 2020, the Bank instituted a 90-day loan deferral program for customers who are impacted by the pandemic and is continuing to offer assistance to support customers experiencing financial hardships related to the pandemic. As of September 30, 2020, the balance of loans participating in the 90-day deferral program was approximately $56.5 million, or 3.1% of the total loan portfolio, compared to $490.3 million, or 27.0% of the total loan portfolio, at June 30, 2020. Of the loans participating in the deferral program at September 30, 2020, 65% have deferrals of principal and interest, 31% have deferrals of principal only, and 4% have deferrals of interest only. As 90-day loan deferrals have expired, most customers have returned to their regular payment schedules. As of October 20, 2020, the balance of loans participating in the 90-day deferral plan was approximately $30.7 million, or 1.7% of the total loan portfolio. This balance includes loans with a deferral period that had not yet expired, and is inclusive of $25.3 million of loans to borrowers who requested a second 90-day deferral period. The Bank continues to support borrowers experiencing financial hardships related to the pandemic and expects to process additional deferrals requested by qualified borrowers. Therefore, we may experience fluctuations in the balance of loans participating in the deferral program.
In addition, in the second quarter of 2020, the Bank began participating as a lender in the PPP as established by the CARES Act. The PPP loans are generally 100% guaranteed by the SBA, have an interest rate of 1%, and are eligible to be forgiven based on certain criteria, with the SBA remitting any applicable forgiveness amount to the lender. At September 30, 2020, the balance of the Bank’s PPP loans was $110.3 million, compared to $109.5 million at June 30, 2020. Eighty-six percent of the total number of PPP loans we have originated have principal balances of $150,000 or less. Excluding PPP loans, total loans increased $15.0 million, or 0.9%, at September 30, 2020 compared to June 30, 2020, and increased $133.1 million, or 8.4%, compared to September 30, 2019.
At September 30, 2020, the Company’s total business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $772.4 million, an increase of $10.6 million, or 1.4%, compared to the business lending portfolio of $761.9 million at June 30, 2020, and an increase of $140.1 million, or 22.1%, compared to the business lending portfolio of $632.4 million at September 30, 2019. The increase in the business lending portfolio compared to June 30, 2020 was driven by the increase in owner-occupied commercial real estate loans. The origination of PPP loans, which are included in the commercial and industrial loan portfolio, was the primary driver of the increase in the business lending portfolio compared to September 30, 2019.
Consumer loans totaled $22.6 million at September 30, 2020, a decrease of $2.7 million, or 10.7%, compared to $25.3 million at June 30, 2020, and a decrease of $7.6 million, or 25.0%, compared to $30.2 million at September 30, 2019. The decrease in consumer loans is mainly attributable to the scheduled paydowns of the indirect auto lending portfolio and is consistent with our business strategy.

Our loan portfolio includes loans to businesses in certain industries that may be more significantly affected by the pandemic than others. These loans, including loans related to oil and gas, food services, hospitality, and entertainment, represent approximately 6.6% of our total portfolio, or 5.6% excluding PPP loans, at September 30, 2020, compared to 6.8% of our total portfolio, or 5.8% excluding PPP loans, at June 30, 2020, as shown in the table below.

Industry	Percentage of Loan Portfolio September 30, 2020	Percentage of Loan Portfolio September 30, 2020 (excluding PPP loans)	Percentage of Loan Portfolio June 30, 2020	Percentage of Loan Portfolio June 30, 2020 (excluding PPP loans)
Oil and gas	3.5%	2.7%	3.5%	2.7%
Food services	2.3	2.1	2.4	2.2
Hospitality	0.4	0.4	0.4	0.4
Entertainment	0.4	0.4	0.5	0.5
Total	6.6%	5.6%	6.8%	5.8%
Credit Quality
Nonperforming loans were $12.4 million, or 0.68% of total loans, at September 30, 2020, a decrease of $0.7 million compared to $13.1 million, or 0.72% of total loans, at June 30, 2020, and an increase of $6.7 million compared to $5.7 million, or 0.36% of total loans, at September 30, 2019. The increase in nonperforming loans compared to September 30, 2019 is mainly attributable to one commercial and industrial oil and gas loan relationship totaling $6.0 million at September 30, 2020. Included in nonperforming loans are acquired loans with a balance of $3.8 million at September 30, 2020, or 31% of nonperforming loans. Under the CARES Act and guidance from regulatory agencies, certain loans modified due to pandemic-related hardships are not accounted for as past due or nonaccrual.
The allowance for loan losses was $19.0 million, or 153.8% and 1.04% of nonperforming and total loans, respectively, at September 30, 2020, compared to $16.7 million, or 127.6% and 0.92%, respectively, at June 30, 2020, and $10.3 million, or 182.4% and 0.65%, respectively, at September 30, 2019.
The provision for loan losses was $2.5 million for the quarters ended September 30, 2020 and June 30, 2020 compared to $0.5 million for the quarter ended September 30, 2019. Additional provision for loan losses was recorded in the second and third quarters of 2020 primarily as a result of the deterioration of market conditions which have been adversely affected by the COVID-19 pandemic. Although we have not yet experienced charge-offs directly related to the pandemic, the Company continues to assess the impact the pandemic may have on its loan portfolio to determine the need for additional reserves.
Deposits
Total deposits at September 30, 2020 were $1.83 billion, a decrease of $55.1 million, or 2.9%, compared to June 30, 2020, and an increase of $249.1 million, or 15.7%, compared to September 30, 2019. The decrease in total deposits compared to June 30, 2020 was driven by a $79.9 million decrease in time deposits. The COVID-19 pandemic has created a significant amount of excess liquidity in the market, and, as a result, we experienced large increases in both noninterest and interest-bearing demand deposits, and savings accounts compared to September 30, 2019. The Company acquired approximately $37.0 million in deposits from PlainsCapital Bank in the first quarter of 2020 and $84.8 million in deposits from Bank of York in the fourth quarter of 2019. The remaining increase compared to September 30, 2019 is due to organic growth. Our deposit mix has improved and reflects our consistent focus on relationship banking and growing our commercial relationships, as well as the effects of the pandemic on consumer and business spending.

The following table sets forth the composition of deposits as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Deposits
	9/30/2020	6/30/2020	9/30/2019	$	%	$	%	9/30/2020	9/30/2019
Noninterest-bearing demand deposits	$452,070	$469,095	$291,039	$(17,025)	(3.6)%	$161,031	55.3%	24.6%	18.4%
Interest-bearing demand deposits	473,819	437,821	305,361	35,998	8.2	168,458	55.2	25.8	19.2
Money market deposit accounts	179,133	183,371	194,757	(4,238)	(2.3)	(15,624)	(8.0)	9.8	12.3
Savings accounts	139,153	129,157	110,636	9,996	7.7	28,517	25.8	7.6	7.0
Time deposits	590,274	670,144	683,564	(79,870)	(11.9)	(93,290)	(13.6)	32.2	43.1
Total deposits	$1,834,449	$1,889,588	$1,585,357	$(55,139)	(2.9)%	$249,092	15.7%	100.0%	100.0%
Interest-bearing demand deposits experienced the largest increases compared to June 30, 2020 and September 30, 2019. These increases were primarily driven by government stimulus payments, reduced spending by consumer and business customers related to the COVID-19 pandemic, and increases in PPP borrowers’ deposit accounts. We believe these factors may be temporary depending on the future economic effects of the COVID-19 pandemic.
As the state of the economy and financial markets deteriorated during the first three quarters of 2020 in response to the global pandemic, some customers desired increased security of funds and transferred holdings into fully-insured checking accounts, or our Assured Checking product, shown in interest-bearing demand deposits in the table above.
Management also made a strategic decision to either reprice or run-off higher yielding time deposits and other interest-bearing deposit products during the nine months ended September 30, 2020, which contributed to our decreased cost of deposits compared to the quarters ended June 30, 2020 and September 30, 2019.
Net Interest Income
Net interest income for the third quarter of 2020 totaled $18.7 million, an increase of $0.4 million, or 2.0%, compared to the second quarter of 2020, and an increase of $2.3 million, or 14.3%, compared to the third quarter of 2019. Included in net interest income for the quarters ended September 30, 2020, June 30, 2020 and September 30, 2019 is $0.2 million, $0.4 million and $0.4 million, respectively, of interest income accretion from the acquisition of loans. Also included in net interest income for the quarters ended September 30, 2020 and September 30, 2019 are interest recoveries of $16,000 and $24,000, respectively, on acquired loans.
The Company’s net interest margin was 3.46% for the quarters ended September 30, 2020 and June 30, 2020, compared to 3.48% for the quarter ended September 30, 2019. The yield on interest-earning assets was 4.33% for the quarter ended September 30, 2020 compared to 4.49% for the quarter ended June 30, 2020 and 4.86% for the quarter ended September 30, 2019. The decrease in the yield on interest-earning assets compared to the quarter ended June 30, 2020 was driven by lower loan yields, as well as a large decrease in the yield earned on investment securities. In response to the pandemic, during March 2020, the Federal Reserve reduced the federal funds rate 150 basis points to 0 to 0.25 percent, which has affected the yields that we earn on our interest-earning assets. In addition, the PPP loans originated in the second and third quarters of 2020 have a contractual interest rate of 1% and origination fees based on the loan amount, which impacts the yield on our loan portfolio. Exclusive of PPP loans, which had an average balance of $114.7 million and related interest and fee income of $0.8 million for the quarter ended September 30, 2020 and an average balance of $78.9 million and related interest and fee income of $0.8 million for the quarter ended June 30, 2020, adjusted net interest margin was 3.50% for the quarter ended September 30, 2020, compared to an adjusted net interest margin of 3.44% for the quarter ended June 30, 2020.
The stability in the net interest margin for the quarter ended September 30, 2020 compared to the quarter ended June 30, 2020 was driven by the improvement in our cost of funds. The decrease in net interest margin for the quarter ended September 30, 2020 compared to the quarter ended September 30, 2019 was driven by a 53 basis point decrease in the yield on interest-earning assets.
Exclusive of the interest income accretion from the acquisition of loans, discussed above, as well as interest recoveries of $16,000 and $24,000 in the quarters ended September 30, 2020 and September 30, 2019, respectively, adjusted net interest margin increased three basis points to 3.42% for the quarter ended September 30, 2020 compared to 3.39% for the quarters ended June 30, 2020 and September 30, 2019. The adjusted yield on interest-earning assets was 4.29% for the quarter ended September 30, 2020 compared to 4.43% and 4.77% for the quarters ended June 30, 2020 and September 30, 2019, respectively.

The cost of deposits decreased 23 basis points to 0.97% for the quarter ended September 30, 2020 compared to 1.20% for the quarter ended June 30, 2020 and decreased 64 basis points compared to 1.61% for the quarter ended September 30, 2019. The decrease in the cost of deposits compared to the quarters ended June 30, 2020 and September 30, 2019 reflects the decrease in rates paid for all categories of interest-bearing deposits.
The overall costs of funds for the quarter ended September 30, 2020 decreased 20 basis points to 1.16% compared to 1.36% for the quarter ended June 30, 2020 and decreased 57 basis points compared to 1.73% for the quarter ended September 30, 2019. The decrease in the cost of funds for the quarter ended September 30, 2020 compared to the quarters ended June 30, 2020 and September 30, 2019 resulted from both lower cost of deposits and short-term borrowings, the costs of which are driven by the Federal Reserve’s federal funds rates.
Noninterest Income
Noninterest income for the third quarter of 2020 totaled $3.4 million, a decrease of $0.5 million compared to the second quarter of 2020 and an increase of $1.8 million compared to the third quarter of 2019. The decrease in noninterest income for the quarter ended September 30, 2020 compared to the quarter ended June 30, 2020 was driven by decreases in the fair value of equity securities and the gain on sale of investments securities. The increase in noninterest income for the quarter ended September 30, 2020 compared to the quarter ended September 30, 2019 is primarily attributable to the large increases in the gain on sale of investment securities and other operating income. Other operating income includes, among other things, credit card and ATM fees, and derivative fee income.
Noninterest Expense
Noninterest expense for the third quarter of 2020 totaled $14.1 million, a decrease of $0.4 million, or 3.0%, compared to the second quarter of 2020, and an increase of $2.4 million, or 20.3%, compared to the third quarter of 2019.
The decrease in noninterest expense for the quarter ended September 30, 2020 compared to the quarter ended June 30, 2020 is mainly attributable to the $0.3 million decrease in salaries and employee benefits and the $0.2 million decrease in acquisition expense. The quarter ended June 30, 2020 included a severance charge of $0.3 million and $0.3 million in acquisition expenses related to the operational conversion of Bank of York.
The increase in noninterest expense for the third quarter of 2020 compared to the third quarter of 2019 is primarily attributable to the $0.9 million increases in salaries and employee benefits and other operating expenses. The increase in salaries and employee benefits is mainly attributable to the increased number of employees as a result of our growth, both organically and through acquisition. With the acquisitions of Bank of York and the PlainsCapital Bank branches, which together added four branch locations and related staff, as well as the opening of two de novo branches in the fourth quarter of 2019, the Company had 318 full-time equivalent employees at September 30, 2020, compared to 285 at September 30, 2019. The increase in other operating expenses is also attributable to the Bank’s acquisition activity and de novo branches discussed above.
Taxes
The Company recorded income tax expense of $1.1 million for the quarter ended September 30, 2020, which equates to an effective tax rate of 19.6%, compared to effective tax rates of 19.2% for the quarters ended June 30, 2020 and September 30, 2019. Management expects the Company’s effective tax rate to approximate 20% in 2020.
Basic and Diluted Earnings Per Common Share
The Company reported basic and diluted earnings per common share of $0.41 for the quarter ended September 30, 2020, an increase of $0.02 compared to basic and diluted earnings per common share of $0.39 for the quarter ended June 30, 2020, and a decrease of $0.05 compared to basic and diluted earnings per common share of $0.46 for the quarter ended September 30, 2019.
Supplemental Report
A supplemental report for the current period is available, with this earning release, in the Investors section of our website.

About Investar Holding Corporation
Investar Holding Corporation, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, National Association. The Bank currently operates 30 branch locations serving south Louisiana, southeast Texas, and southwest Alabama. At September 30, 2020, the Company had 318 full-time equivalent employees and total assets of $2.3 billion.
Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. These measures and ratios include “tangible common equity,” “tangible assets,” “tangible equity to tangible assets,” “tangible book value per common share,” “core noninterest income,” “core earnings before noninterest expense,” “core noninterest expense,” “core earnings before income tax expense,” “core income tax expense,” “core earnings,” “core efficiency ratio,” “core return on average assets,” “core return on average equity,” “core basic earnings per share,” and “core diluted earnings per share.” Management believes these non-GAAP financial measures provide information useful to investors in understanding the Company’s financial results, and the Company believes that its presentation, together with the accompanying reconciliations, provide a more complete understanding of factors and trends affecting the Company’s business and allow investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and the Company strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.
Forward-Looking and Cautionary Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words. In addition, any of the following matters related to the pandemic may impact our financial results in future periods, and such impacts may be material depending on the length and severity of the pandemic and government and societal responses to it:
•borrowers may default on loans and economic conditions could deteriorate requiring further increases to the allowance for loan losses;
•demand for our loans and other banking services, and related income and fees, may be reduced;
•the value of collateral securing our loans may deteriorate; and
•lower market interest rates will have an adverse impact on our variable rate loans and reduce our income.
Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include, but are not limited to, the following, any one or more of which could materially affect the outcome of future events:

•the ongoing impacts of the COVID-19 pandemic on economic conditions in general and on the Bank’s markets in particular, and on the Bank’s operations and financial results;
•ongoing disruptions in the oil and gas industry due to the significant decrease in the price of oil;
•business and economic conditions generally and in the financial services industry in particular, whether nationally, regionally or in the markets in which we operate;
•increased cyber and payment fraud risk, as cybercriminals attempt to profit from the disruption, given increased online and remote activity;
•our ability to achieve organic loan and deposit growth, and the composition of that growth;
•our ability to identify and enter into agreements to combine with attractive acquisition candidates, finance acquisitions, complete acquisitions after definitive agreements are entered into, and successfully integrate acquired operations;
•changes (or the lack of changes) in interest rates, yield curves and interest rate spread relationships that affect our loan and deposit pricing;
•possible cessation or market replacement of LIBOR and the related effect on our LIBOR-based financial products and contracts, including, but not limited to, hedging products, debt obligations, investments and loans;
•the extent of continuing client demand for the high level of personalized service that is a key element of our banking approach as well as our ability to execute our strategy generally;
•our dependence on our management team, and our ability to attract and retain qualified personnel;
•changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers;
•inaccuracy of the assumptions and estimates we make in establishing reserves for probable loan losses and other estimates;
•the concentration of our business within our geographic areas of operation in Louisiana, Texas and Alabama; and
•concentration of credit exposure.

These factors should not be construed as exhaustive. Additional information on these and other risk factors can be found in Item 1A. “Risk Factors” and in the “Special Note Regarding Forward-Looking Statements” in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, in Part II Item 1A. “Risk Factors” and in the “Cautionary Note Regarding Forward-Looking Statements” in Part I. Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and in Part II Item 1A. “Risk Factors” and in the “Cautionary Note Regarding Forward-Looking Statements” in Part I. Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the Securities and Exchange Commission (the “SEC”).
For further information contact:
Investar Holding Corporation
Chris Hufft
Chief Financial Officer
(225) 227-2215
Chris.Hufft@investarbank.com

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	9/30/2020	6/30/2020	9/30/2019	Linked Quarter	Year/Year
EARNINGS DATA
Total interest income	$23,394	$23,802	$22,854	(1.7)%	2.4%
Total interest expense	4,688	5,463	6,488	(14.2)	(27.7)
Net interest income	18,706	18,339	16,366	2.0	14.3
Provision for loan losses	2,500	2,500	538	—	364.7
Total noninterest income	3,401	3,931	1,618	(13.5)	110.2
Total noninterest expense	14,051	14,480	11,682	(3.0)	20.3
Income before income taxes	5,556	5,290	5,764	5.0	(3.6)
Income tax expense	1,089	1,016	1,107	7.2	(1.6)
Net income	$4,467	$4,274	$4,657	4.5	(4.1)

AVERAGE BALANCE SHEET DATA
Total assets	$2,320,501	$2,296,082	$1,999,240	1.1%	16.1%
Total interest-earning assets	2,149,946	2,130,236	1,864,218	0.9	15.3
Total loans	1,816,014	1,789,863	1,560,841	1.5	16.3
Total interest-bearing deposits	1,390,443	1,403,168	1,284,646	(0.9)	8.2
Total interest-bearing liabilities	1,613,049	1,615,422	1,488,776	(0.1)	8.3
Total deposits	1,836,168	1,827,512	1,570,289	0.5	16.9
Total stockholders’ equity	239,822	236,651	208,957	1.3	14.8

PER SHARE DATA
Earnings:
Basic earnings per common share	$0.41	$0.39	$0.46	5.1%	(10.9)%
Diluted earnings per common share	0.41	0.39	0.46	5.1	(10.9)
Core Earnings(1):
Core basic earnings per common share(1)	0.35	0.32	0.48	9.4	(27.1)
Core diluted earnings per common share(1)	0.35	0.32	0.48	9.4	(27.1)
Book value per common share	22.32	21.84	21.19	2.2	5.3
Tangible book value per common share(1)	19.27	18.82	18.56	2.4	3.8
Common shares outstanding	10,629,586	10,839,977	9,929,860	(1.9)	7.0
Weighted average common shares outstanding - basic	10,759,791	10,882,084	9,935,221	(1.1)	8.3
Weighted average common shares outstanding - diluted	10,761,617	10,882,084	10,037,934	(1.1)	7.2

PERFORMANCE RATIOS
Return on average assets	0.77%	0.75%	0.92%	2.7%	(16.3)%
Core return on average assets(1)	0.65	0.62	0.95	4.8	(31.6)
Return on average equity	7.41	7.26	8.84	2.1	(16.2)
Core return on average equity(1)	6.29	6.00	9.13	4.8	(31.1)
Net interest margin	3.46	3.46	3.48	—	(0.6)
Net interest income to average assets	3.21	3.21	3.25	—	(1.2)
Noninterest expense to average assets	2.41	2.54	2.32	(5.1)	3.9
Efficiency ratio(2)	63.56	65.02	64.96	(2.2)	(2.2)
Core efficiency ratio(1)	65.97	67.03	63.95	(1.6)	3.2
Dividend payout ratio	15.85	15.38	13.04	3.1	21.5
Net charge-offs to average loans	0.01	—	0.01	100.0	—

(1) Non-GAAP financial measure. See reconciliation.
(2) Efficiency ratio represents noninterest expenses divided by the sum of net interest income (before provision for loan losses) and noninterest income.

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	9/30/2020	6/30/2020	9/30/2019	Linked Quarter	Year/Year
ASSET QUALITY RATIOS
Nonperforming assets to total assets	0.54%	0.56%	0.29%	(3.6)%	86.2%
Nonperforming loans to total loans	0.68	0.72	0.36	(5.6)	88.9
Allowance for loan losses to total loans	1.04	0.92	0.65	13.0	60.0
Allowance for loan losses to nonperforming loans	153.80	127.62	182.40	20.5	(15.7)

CAPITAL RATIOS
Investar Holding Corporation:
Total equity to total assets	10.21%	10.03%	10.43%	1.8%	(2.1)%
Tangible equity to tangible assets(1)	8.94	8.77	9.25	1.9	(3.4)
Tier 1 leverage ratio	9.29	9.31	9.60	(0.2)	(3.2)
Common equity tier 1 capital ratio(2)	10.95	11.02	10.93	(0.6)	0.2
Tier 1 capital ratio(2)	11.30	11.37	11.32	(0.6)	(0.2)
Total capital ratio(2)	14.62	14.61	13.04	0.1	12.1
Investar Bank:
Tier 1 leverage ratio	10.23	10.09	10.58	1.4	(3.3)
Common equity tier 1 capital ratio(2)	12.46	12.33	12.47	1.1	(0.1)
Tier 1 capital ratio(2)	12.46	12.33	12.47	1.1	(0.1)
Total capital ratio(2)	13.50	13.25	13.09	1.9	3.1

(1) Non-GAAP financial measure. See reconciliation.
(2) Estimated for September 30, 2020.

INVESTAR HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

	September 30, 2020	June 30, 2020	September 30, 2019
ASSETS
Cash and due from banks	$32,856	$31,725	$26,442
Interest-bearing balances due from other banks	17,697	99,239	2,559
Cash and cash equivalents	50,553	130,964	29,001

Available for sale securities at fair value (amortized cost of $275,288, $242,175, and $258,811, respectively)	278,906	246,886	261,179
Held to maturity securities at amortized cost (estimated fair value of $13,737, $14,265, and $15,386, respectively)	13,542	14,053	15,318
Loans, net of allowance for loan losses of $19,044, $16,657, and $10,339, respectively	1,810,636	1,797,314	1,576,003
Equity securities	20,927	19,398	18,767
Bank premises and equipment, net of accumulated depreciation of $14,971, $14,022, and $11,741, respectively	57,074	56,767	49,088
Other real estate owned, net	69	69	126
Accrued interest receivable	13,057	13,701	7,130
Deferred tax asset	2,160	1,515	—
Goodwill and other intangible assets, net	32,471	32,715	26,117
Bank-owned life insurance	38,672	38,437	29,390
Other assets	5,178	7,544	5,895
Total assets	$2,323,245	$2,359,363	$2,018,014

LIABILITIES
Deposits:
Noninterest-bearing	$452,070	$469,095	$291,039
Interest-bearing	1,382,379	1,420,493	1,294,318
Total deposits	1,834,449	1,889,588	1,585,357
Advances from Federal Home Loan Bank	178,500	158,500	181,725
Repurchase agreements	5,923	4,908	2,143
Subordinated debt	42,874	42,854	18,250
Junior subordinated debt	5,936	5,923	5,884
Accrued taxes and other liabilities	18,296	20,884	14,198
Total liabilities	2,085,978	2,122,657	1,807,557

STOCKHOLDERS’ EQUITY
Preferred stock, no par value per share; 5,000,000 shares authorized	—	—	—
Common stock, $1.00 par value per share; 40,000,000 shares authorized; 10,629,586, 10,839,977, and 9,929,860 shares outstanding, respectively	10,630	10,840	9,930
Surplus	159,410	161,729	140,944
Retained earnings	67,536	63,767	57,547
Accumulated other comprehensive (loss) income	(309)	370	2,036
Total stockholders’ equity	237,267	236,706	210,457
Total liabilities and stockholders’ equity	$2,323,245	$2,359,363	$2,018,014

INVESTAR HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share data)
(Unaudited)

	For the three months ended
	September 30, 2020	June 30, 2020	September 30, 2019
INTEREST INCOME
Interest and fees on loans	$21,866	$22,118	$20,844
Interest on investment securities	1,356	1,455	1,848
Other interest income	172	229	162
Total interest income	23,394	23,802	22,854

INTEREST EXPENSE
Interest on deposits	3,404	4,190	5,198
Interest on borrowings	1,284	1,273	1,290
Total interest expense	4,688	5,463	6,488
Net interest income	18,706	18,339	16,366

Provision for loan losses	2,500	2,500	538
Net interest income after provision for loan losses	16,206	15,839	15,828

NONINTEREST INCOME
Service charges on deposit accounts	441	405	462
Gain on sale of investment securities, net	939	1,178	—
Loss on sale of fixed assets, net	(5)	—	—
Gain on sale of other real estate owned, net	—	—	1
Servicing fees and fee income on serviced loans	85	96	142
Interchange fees	387	347	294
Income from bank owned life insurance	234	233	186
Change in the fair value of equity securities	(31)	248	(9)
Other operating income	1,351	1,424	542
Total noninterest income	3,401	3,931	1,618
Income before noninterest expense	19,607	19,770	17,446

NONINTEREST EXPENSE
Depreciation and amortization	1,203	1,149	882
Salaries and employee benefits	8,228	8,572	7,325
Occupancy	604	536	445
Data processing	816	786	675
Marketing	88	78	86
Professional fees	343	429	326
Acquisition expenses	52	255	177
Other operating expenses	2,717	2,675	1,766
Total noninterest expense	14,051	14,480	11,682
Income before income tax expense	5,556	5,290	5,764
Income tax expense	1,089	1,016	1,107
Net income	$4,467	$4,274	$4,657

EARNINGS PER SHARE
Basic earnings per common share	$0.41	$0.39	$0.46
Diluted earnings per common share	$0.41	$0.39	$0.46
Cash dividends declared per common share	$0.07	$0.06	$0.06

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	September 30, 2020			June 30, 2020			September 30, 2019
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$1,816,014	$21,866	4.79%	$1,789,863	$22,118	4.97%	$1,560,841	$20,844	5.30%
Securities:
Taxable	262,088	1,199	1.82	244,703	1,253	2.06	240,339	1,649	2.72
Tax-exempt	22,504	157	2.77	29,150	202	2.79	31,688	199	2.49
Interest-bearing balances with banks	49,340	172	1.39	66,520	229	1.38	31,350	162	2.05
Total interest-earning assets	2,149,946	23,394	4.33	2,130,236	23,802	4.49	1,864,218	22,854	4.86
Cash and due from banks	28,225			25,900			23,395
Intangible assets	32,563			32,561			26,233
Other assets	126,581			121,706			95,436
Allowance for loan losses	(16,814)			(14,321)			(10,042)
Total assets	$2,320,501			$2,296,082			$1,999,240

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$627,715	$755	0.48	$597,022	$827	0.56	$507,293	$1,358	1.06
Savings deposits	133,701	91	0.27	125,680	94	0.30	111,279	127	0.45
Time deposits	629,027	2,558	1.62	680,466	3,269	1.93	666,074	3,713	2.21
Total interest-bearing deposits	1,390,443	3,404	0.97	1,403,168	4,190	1.20	1,284,646	5,198	1.61
Short-term borrowings	95,316	248	1.03	84,447	233	1.11	117,345	624	2.11
Long-term debt	127,290	1,036	3.24	127,807	1,040	3.27	86,785	666	3.04
Total interest-bearing liabilities	1,613,049	4,688	1.16	1,615,422	5,463	1.36	1,488,776	6,488	1.73
Noninterest-bearing deposits	445,725			424,344			285,643
Other liabilities	21,905			19,665			15,864
Stockholders’ equity	239,822			236,651			208,957
Total liability and stockholders’ equity	$2,320,501			$2,296,082			$1,999,240
Net interest income/net interest margin		$18,706	3.46%		$18,339	3.46%		$16,366	3.48%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

	September 30, 2020	June 30, 2020	September 30, 2019
Tangible common equity
Total stockholders’ equity	$237,267	$236,706	$210,457
Adjustments:
Goodwill	28,144	28,144	21,902
Core deposit intangible	4,227	4,471	4,115
Trademark intangible	100	100	100
Tangible common equity	$204,796	$203,991	$184,340
Tangible assets
Total assets	$2,323,245	$2,359,363	$2,018,014
Adjustments:
Goodwill	28,144	28,144	21,902
Core deposit intangible	4,227	4,471	4,115
Trademark intangible	100	100	100
Tangible assets	$2,290,774	$2,326,648	$1,991,897

Common shares outstanding	10,629,586	10,839,977	9,929,860
Tangible equity to tangible assets	8.94%	8.77%	9.25%
Book value per common share	$22.32	$21.84	$21.19
Tangible book value per common share	19.27	18.82	18.56

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

		Three months ended
		9/30/2020	6/30/2020	9/30/2019
Net interest income	(a)	$18,706	$18,339	$16,366
Provision for loan losses		2,500	2,500	538
Net interest income after provision for loan losses		16,206	15,839	15,828

Noninterest income	(b)	3,401	3,931	1,618
Gain on sale of investment securities, net		(939)	(1,178)	—
Gain on sale of other real estate owned, net		—	—	(1)
Loss on sale of fixed assets, net		5	—	—
Change in the fair value of equity securities		31	(248)	9
Core noninterest income	(d)	2,498	2,505	1,626

Core earnings before noninterest expense		18,704	18,344	17,454

Total noninterest expense	(c)	14,051	14,480	11,682
Acquisition expense		(52)	(255)	(177)
Severance		(10)	(253)	—
Core noninterest expense	(f)	13,989	13,972	11,505

Core earnings before income tax expense		4,715	4,372	5,949
Core income tax expense(1)		924	840	1,143
Core earnings		$3,791	$3,532	$4,806

Core basic earnings per common share		0.35	0.32	0.48

Diluted earnings per common share (GAAP)		$0.41	$0.39	$0.46
Gain on sale of investment securities, net		(0.07)	(0.09)	—
Gain on sale of other real estate owned, net		—	—	—
Loss on sale of fixed assets, net		—	—	—
Change in the fair value of equity securities		—	(0.02)	—
Acquisition expense		0.01	0.02	0.02
Severance		—	0.02	—
Core diluted earnings per common share		$0.35	$0.32	$0.48

Efficiency ratio	(c) / (a+b)	63.56%	65.02%	64.96%
Core efficiency ratio	(f) / (a+d)	65.97%	67.03%	63.95%
Core return on average assets(2)		0.65%	0.62%	0.95%
Core return on average equity(2)		6.29%	6.00%	9.13%
Total average assets		$2,320,501	$2,296,082	$1,999,240
Total average stockholders’ equity		239,822	236,651	208,957

(1)Core income tax expense is calculated using the effective tax rates of 19.6% for the quarter ended September 30, 2020 and 19.2% for the quarters ended June 30, 2020 and September 30, 2019.
(2) Core earnings used in calculation. No adjustments were made to average assets or average equity.